Exhibit 99.1

ARRY-614 Demonstrates Positive Single Agent Activity in Patients with Myelodysplastic Syndromes

BOULDER, Colo.--(BUSINESS WIRE)--December 11, 2011--Array BioPharma Inc. (NASDAQ: ARRY) today announced positive dose-escalation/expansion data for its novel, small molecule dual p38/Tie2 inhibitor, ARRY-614. The data were presented at the 2011 Annual Meeting of the American Society of Hematology (ASH) in San Diego, California. ARRY-614 demonstrated clinical activity as measured by hematologic improvement (increased neutrophils, platelets and/or red blood cells) in patients with myelodysplastic syndromes (MDS) and was generally well tolerated. Today’s presentation slides are summarized below and PDF versions are available for download on Array's website at www.arraybiopharma.com.

"I am excited about the results of the Phase 1 study with ARRY-614, which was well-tolerated in lower risk MDS patients,” said Rami S. Komrokji, M.D., Clinical Director, Hematologic Malignancies, H. Lee Moffitt Cancer Center & Research Institute, Tampa, Fla. "I am particularly encouraged with the multi-lineage hematological responses observed. Responses were seen in patients for whom hypomethylating agents had failed, a group with no available treatment options. I look forward to the upcoming trial with the new formulation of ARRY-614.”

Phase 1 Dose-Escalation/Expansion Study of the p38/Tie2 Inhibitor ARRY-614 in Patients with IPSS Low/Int-1 Risk Myelodysplastic Syndromes (Abstract #118)
Presented by: Rami S. Komrokji, M.D., Clinical Director, Hematologic Malignancies, H. Lee Moffitt Cancer Center & Research Institute

In this Phase 1 dose-escalation/expansion study (N=45), ARRY-614 demonstrated clinical activity as a single agent in patients with International Prognostic Scoring System (IPSS) Low or Intermediate-1 risk MDS and in whom treatments with approved therapies have failed, including hypomethylating agents and lenalidomide. As shown below in the chart, there was a 38% response rate for hematologic improvement (HI) in patients receiving drug at the highest dose, 1200 mg daily (n=16). At this dose, ARRY-614 demonstrated multilineage HI in 67% of the responders, improving more than one cytopenia: neutropenia, thrombocytopenia and/or anemia. HI was demonstrated in 30% of all patients and generally increased with increasing total daily dose from 400 mg to 1200 mg.

N=44 evaluable patients	Total Daily Dose in mg
	400 (n=15)	600 (n=10)	900 (n=3)	1200 (n=16)
Response Rate Hematologic Improvement	20%	30%	33%	38%

HI with ARRY-614 was durable, with multiple patients remaining on therapy for over nine months. The maximum tolerated dose was not reached at the once-daily oral doses studied; the most common adverse events were rash and diarrhea; clinically significant hematologic toxicity was minimal. Observed changes in pharmacodynamic markers in patients with MDS treated with ARRY-614 included p38-dependent normalization of plasma erythropoietin, as well as decreases in phospho-p38 and disease-related apoptosis in the bone marrow.

About Myelodysplastic Syndromes, Dual p38/Tie2 Inhibition and ARRY-614

Myelodysplastic syndromes are a heterogeneous group of clonal bone marrow cancers that are characterized by a loss of normal blood cells and a variable risk of progression to acute myeloid leukemia. Patients with MDS, who have limited treatment options, often suffer from fatigue, bleeding events, cardiovascular issues and potentially fatal infections. This disease has a high economic and quality of life burden due to frequent transfusions. MDS is a considerably under-diagnosed cancer. Recent studies estimate there are up to 45,000 new cases annually in the U.S.

Bone marrow of patients with MDS is characterized by excessive levels of myelosuppressive cytokines and the presence of an abnormal clone, and bone marrow stress from hypoxia and aging. These stressors can cause cell death of progenitors and support cells, resulting in anemia, neutropenia and/or thrombocytopenia.

ARRY-614’s dual p38/Tie2 inhibition is a unique mechanism of action for the treatment of MDS. p38 and Tie2 are overactivated in the bone marrow of patients with MDS. ARRY-614 enables the hematopoietic repopulation of red blood cells, platelets and neutrophils and is believed to restore bone marrow function by blocking myelosuppression. This drug has demonstrated hematologic improvement in patients with MDS for whom hypomethylating agents have failed and now have no approved treatment options. In addition, ARRY-614 was generally well tolerated in a Phase 1 study with minimal hematologic toxicity. A new formulation of ARRY-614 with improved exposure and lower inter-subject variability is currently being investigated in a Phase 1 clinical trial in patients with MDS.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Array has four core proprietary clinical programs: ARRY-614 for myelodysplastic syndromes, ARRY-520 for multiple myeloma, ARRY-797 for pain and ARRY-502 for asthma. In addition, Array has 10 partner-funded clinical programs including two MEK inhibitors in Phase 2: selumetinib with AstraZeneca and MEK162 with Novartis. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the potential for the results of ongoing preclinical and clinical trials to support further development, and regulatory approval or the marketing success, of a drug candidate, and our future plans to progress and develop our proprietary programs, including ARRY-614. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists and management. We are providing this information as of December 11, 2011. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:
Array BioPharma
Tricia Haugeto, 303-386-1193
thaugeto@arraybiopharma.com